Advanced Energy Appoints Brian Shirley to Board of Directors

DENVER, Colo., June 16, 2022 — Advanced Energy Industries, Inc. (NASDAQ: AEIS), a global leader in highly engineered, precision power conversion, measurement, and control solutions, today announced the appointment of Brian Shirley to its board of directors. Mr. Shirley brings decades of experience in semiconductor product technologies and an extensive track record of advancing innovation and global growth.

“As a recognized leader in the semiconductor industry, Brian will be a valuable asset to our board,” said Grant Beard, chairman of the board of Advanced Energy. “I welcome Brian to our board and look forward to his contributions.”

“Brian’s technical acumen and deep knowledge of the semiconductor industry make him a great fit for Advanced Energy,” said Steve Kelley, president and CEO of Advanced Energy.

Brian Shirley retired from Micron Technology as senior vice president DRAM and Emerging Memory Engineering in December 2019. He joined Micron as a product engineer in 1988, and held positions of increasing responsibility across product design, engineering, and business unit management. Mr. Shirley is listed as an inventor on 82 U.S. patents and helped drive Micron’s expansion into specialized memory for servers, mobile and networking solutions, in addition to maintaining a focus on cost leadership and power reduction. After retirement from Micron, Mr. Shirley has consulted for various U.S. government departments, advising on the semiconductor geopolitical landscape, supply chain resilience, and national security. Mr. Shirley holds a Bachelor of Science degree in electrical engineering from Stanford University.

About Advanced Energy

Advanced Energy (Nasdaq: AEIS) is a global leader in the design and manufacturing of highly engineered, precision power conversion, measurement and control solutions for mission-critical applications and processes. AE’s power solutions enable customer innovation in complex applications for a wide range of industries including semiconductor equipment, industrial, manufacturing, telecommunications, data center computing and healthcare. With engineering know-how and responsive service and support around the globe, the company builds collaborative partnerships to meet technology advances, propel growth for its customers and innovate the future of power. Advanced Energy has devoted more than three decades to perfecting power for its global customers and is headquartered in Denver, Colorado, USA. For more information, visit www.advancedenergy.com.

Advanced Energy | Precision. Power. Performance.

Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA | +1 (970) 221-4670 | advanced-energy.com

For more information, contact:

Edwin Mok

Advanced Energy Industries, Inc.

970-407-6555

ir@aei.com

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Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA | +1 (970) 221-4670 | advanced-energy.com